EXHIBIT 10.1

STRATEGIC PLAN INCENTIVE PLAN OF SCP POOL CORPORATION

ARTICLE I
PURPOSE OF PLAN

        Section 1.1     The purpose of the Strategic Plan Incentive Plan of SCP Pool Corporation (the “Plan”) is to provide senior officers and general managers with an additional incentive to be earned upon the achievement of specified earnings objectives related to the strategic plan for the internal growth of SCP Pool Corporation (the “Company”). The Plan is a cash-based, pay-for-performance incentive program that effectively links the Company’s long-term financial performance with the total cash compensation paid to senior management. The Plan serves to complement the Company’s annual incentive program and the longer-term value creation incentive provided by stock options. Under the terms of the Plan, discussed below, each senior officer and general manager is eligible to earn an incentive in an amount equal to up to 200% of their base salary based on the Company’s organic growth of earnings per share over a three year period. The incentive will be fully effective in the 2008 period with the Company’s 2005 earnings objective serving as the baseline. For the initial two years of the Plan (2006 and 2007), the Company’s 2005 earnings objective shall serve as the baseline with the participants eligible to earn up to one-third of the total plan incentive in 2006, and two-thirds of the total plan incentive in 2007. The Plan is designed to ensure that payments hereunder to executive officers of the Company are deductible for federal income tax purposes without limit under Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations and interpretations promulgated thereunder (“Section 162(m)”). The Plan is subject to stockholder approval.

ARTICLE II
ADMINISTRATION OF THE PLAN

        Section 2.1     The Plan shall be administered by the Compensation Committee of the Board of Directors of the Company (the “Committee”), which shall be made up solely of two or more “outside directors” of the Company, as such term is defined in Section 162(m). The Committee shall have the sole discretion and authority to administer and interpret the Plan in accordance with Section 162(m).

        Section 2.2     Subject to the express provisions and limitations set forth in the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable, in its sole discretion, in connection with the administration of the Plan, including, without limitation, the following:

(a) To prescribe, amend and rescind rules and regulations relating to the Plan and to define terms not otherwise defined herein;

(b) To determine which persons are eligible to be paid incentives and to which of such participants, if any, incentives hereunder are actually paid;

(c) To verify the Company’s EPS, as defined herein, and divisional operating profit and the extent to which the Company has satisfied any other performance goals or other conditions applicable to the payment of incentives under the Plan;

(d) To prescribe and amend the terms of any agreements or other documents under the Plan (which need not be identical);

(e) To determine whether, and the extent to which, adjustments are required pursuant to Section 5;

(f) To interpret and construe the Plan, any rules and regulations under the Plan, and the terms and conditions of any incentive opportunities provided hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and

(g) To make all other determinations deemed necessary or advisable for the administration of the Plan.

ARTICLE III
ELIGIBILITY FOR PARTICIPATION

        Section 3.1     The Committee shall, on an annual basis, designate the senior officers and general managers of the Company who shall participate in the Plan for the performance period beginning in that year.

ARTICLE IV
PERFORMANCE CRITERIA

        Section 4.1     Plan participants shall be entitled to earn an incentive award (the “Incentive Award”) based upon the Company’s internal earnings per share (“EPS”) growth at a compounded annual growth rate (“CAGR”) greater than 20% during a performance period. Each general manager’s Incentive Award shall be limited to 50% of the calculated Incentive Award if the growth of his respective division operating profit does not exceed 20% during the performance period. The performance periods and maximum payout amounts shall be as follows:

Company Earnings Per Share and
Performance Period	Division Operating Profit Baselines	Maximum Award
Fiscal Year 2006	To be set for each performance period	66.7% of base salary as of the end
	by the Committee	of the performance period

Fiscal Years 2006 and 2007		133.3% of base salary as of the end
of the performance period

Fiscal Years 2006 through 2008 and		200% of base salary as of the end of
future three-year performance		the performance period
periods beginning in 2007 and later
years

        No Incentive Award shall be earned or paid unless the CAGR of the threshold EPS baseline established by the Committee exceeds 20%.

        Section 4.2     A CAGR of EPS over 20% to 30% of the baseline established by the Committee shall result in a pro rata increase in the Incentive Award. Thus, for clarity, for senior officers, EPS growth of 20% shall result in an award of 0% of base salary as of the end of the performance period, EPS growth of 25% shall result in an award of 100% of base salary as of the end of the performance period, EPS growth of 25.4% shall result in an award of 108% of base salary as of the end of the performance period and EPS growth of 30% shall result in an award of 200% of base salary as of the end of the performance period. In the event the CAGR of a general manager’s division operating profit baseline does not exceed 20%, such general manager shall be entitled to only 50% of the calculated Incentive Award.

        Section 4.3     Within the first 90 days of each performance period, the Committee shall establish in writing the EPS and division operating profit baselines for the performance period, as such baselines may be adjusted pursuant to Section 4.4 below.

        Section 4.4     The term “performance period” shall mean the period for which the Incentive Award is payable. For calculation of the Incentive Award, the term “EPS” shall mean the net income per weighted average common share outstanding, assuming dilution, for the performance period. EPS and, to the extent applicable, division operating profit shall in each case be adjusted as necessary to reflect the following: acquisition-related charges; the effects of changes in tax law, changes in accounting principles or other such laws or provisions affecting reported results; major capital restructuring; and any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the annual report to stockholders for the applicable year. EPS and, to the extent applicable, division operating profit shall also be adjusted as necessary to reflect any other events or changes specified in writing by the Committee within the first 90 days of the performance period.

        Section 4.5     (a) An Incentive Award shall be paid to a participant no later than February 28 following the end of the performance period.

                                 (b) All Incentive Awards shall be paid in cash.

                                 (c) Notwithstanding any other provision of the Plan to the contrary, no participant shall be entitled to any payment with respect to any Incentive Awards unless the members of the Committee referred to in
                         Section 2.1 hereof shall have certified the payout amount of the Incentive Awards calculated as provided in Section 4.1 hereof.

ARTICLE V
AMOUNT OF INCENTIVE AWARD

        Section 5.1     The maximum Incentive Award for any Plan participant per year shall be $1,000,000. In its sole discretion, the Committee may also reduce, but may not increase, an individual’s Incentive Award calculated under the formula set forth under this Plan. In determining the amount of any reduced Incentive Award, the Committee reserves the right to apply subjective, discretionary criteria to determine a revised incentive amount.

ARTICLE VI
PAYMENT OF INCENTIVE AWARD

        Section 6.1     The payment of an Incentive Award for a given performance period requires that the Plan participant be on the Company payroll as of the last day of the performance period. The Committee may make exceptions to this requirement in the case of retirement, death or disability, as determined by the Committee in its sole discretion. No Incentive Award shall be paid unless and until the Committee makes a certification in writing to the extent required under Section 162(m).

ARTICLE VII
AMENDMENT AND TERMINATION

        Section 7.1     The Company reserves the right to amend or terminate this Plan at any time with respect to future services of participants. Plan amendments may be adopted by the Board of Directors or the Committee, and will require stockholder approval only to the extent required to satisfy the conditions for exemption under Section 162(m) or otherwise. The Board and the Committee have the power to amend the EPS and division operating profit percentage targets from those provided herein within the first 90 days of a performance period, and as a result, for purposes of compliance with Section 162(m), this Plan must be approved by the stockholders of the Company every five years.

ARTICLE VIII
TAX WITHHOLDING

        Section 8.1     The Company shall have the right to make all payments or distributions pursuant to the Plan to a participant, net of any applicable federal, state and local taxes required to be paid or withheld. The Company shall have the right to withhold from wages or other amounts otherwise payable to such participant such withholding taxes as may be required by law, or to otherwise require the participant to pay such withholding taxes. If the participant shall fail to make such tax payments as are required, the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to such participant or to take such other action as may be necessary to satisfy such withholding obligations.

ARTICLE IX
NON-ASSIGNABILITY

        Section 9.1     Unless the Committee expressly states otherwise, no participant in the Plan may sell, assign, convey, gift, pledge or otherwise hypothecate or alienate any incentive opportunity or amounts determined by the Committee to be payable under the Plan, until such amounts (if any) are actually paid.

ARTICLE X
NON-EXCLUSIVITY OF PLAN

        Section 10.1     Neither the adoption of the Plan by the Board of Directors nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board of Directors or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, cash or equity-based compensation arrangements, either tied to performance or otherwise, and any such other arrangements as may be either generally applicable or applicable only in specific cases.

ARTICLE XI
EMPLOYMENT AT WILL

        Section 11.1     Neither the Plan, selection of a person as a participant in the Plan nor the payment of any Incentive Award to any participant under the Plan nor any action by the Board of Directors or the Committee shall be held or construed to confer upon any person any right to be continued in the employ of the Company. The Company expressly reserves the right to discharge any participant whenever in the sole discretion of the Company its interest may so require.

ARTICLE XII
NO VESTED INTEREST OR RIGHT

        Section 12.1     At no time before the actual payout of an Incentive Award to any participant under the Plan shall any participant accrue any vested interest or right whatsoever under the Plan, and the Company has no obligation to treat participants identically under the Plan.

ARTICLE XIII
GOVERNING LAW

        Section 13.1     The Plan and any agreements and documents hereunder shall be interpreted and construed in accordance with the laws of the State of Louisiana and applicable federal law. The Committee may provide that any dispute concerning the Plan shall be presented and determined in such forum as the Committee may specify, including through binding arbitration.